As filed with the Securities and Exchange Commission on July 22, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CALIX, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	68-0438710
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
2777 Orchard Parkway
San Jose, CA 95134
(Address of Principal Executive Offices including Zip Code)

Calix, Inc. Fourth Amended and Restated 2019 Equity Incentive Award Plan Calix, Inc. Stock Purchase and Matching Plan
(Full Title of the Plan)

Michael Weening President and Chief Executive Officer Calix, Inc. 2777 Orchard Parkway San Jose, CA 95134 (408) 514-3000

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy To: Kathleen M. Wells, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) registers (1) an additional 4,000,000 shares of common stock at $0.025 par value per share (the “Common Stock”) of Calix, Inc. (the “Registrant”) issuable under the Calix, Inc. Amended and Restated 2019 Equity Incentive Award Plan (the “2019 Plan”), (2) 2,923,400 shares of Common Stock of the Registrant available for future issuance for the purchase component of the non-executive Calix, Inc. Stock Purchase and Matching Plan, which constitutes an amendment and restatement of the Third Amended and Restated 2017 Nonqualified Employee Stock Purchase Plan (such plan, as amended and restated as of the date hereof, the “Stock Purchase and Matching Plan”), and (3) 1,250,000 shares of Common Stock of the Registrant available for future issuance for the matching component of the Stock Purchase and Matching Plan.
REGISTRATION OF ADDITIONAL SECURITIES
By a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on October 28, 2019 (File No. 333-234355) (the “2019 Plan Original Registration Statement”), the Registrant registered 3,149,038 shares of Common Stock available for future issuance under the 2019 Plan. By a Registration Statement on Form S-8 filed with the SEC on July 27, 2020 (File No. 333-240106) (the “2019 Plan 2020 Registration Statement”), the Registrant registered an additional 4,807,598 shares of Common Stock issuable under the 2019 Plan. By a Registration Statement on Form S-8 filed with the SEC on July 27, 2021 (File No. 333-258197) (the “2019 Plan 2021 Registration Statement”), the Registrant registered an additional 3,816,970 shares of Common Stock issuable under the 2019 Plan. By a Registration Statement on Form S-8 filed with the SEC on July 26, 2022 (File No. 333-266335) (the “2019 Plan 2022 Registration Statement”), the Registrant registered an additional 1,500,000 shares of Common Stock issuable under the 2019 Plan. By a Registration Statement on Form S-8 filed with the SEC on July 24, 2023 (File No. 333-273397) (collectively with the 2019 Plan Original Registration Statement, the 2019 Plan 2020 Registration Statement, the 2019 Plan 2021 Registration Statement and the 2019 Plan 2022 Registration Statement, the “2019 Plan Prior Registration Statements”), the Registrant registered an additional 1,500,000 shares of Common Stock issuable under the 2019 Plan.
By a Registration Statement on Form S-8 filed with the SEC on May 18, 2017 (File No. 333-218066) (the “Stock Purchase and Matching Plan Original Registration Statement”), the Registrant registered 1,000,000 shares of Common Stock issuable under the Stock Purchase and Matching Plan. By a Registration Statement on Form S-8 filed with the SEC on August 8, 2018 (File No. 333-226682) (the “Stock Purchase and Matching Plan 2018 Registration Statement”), the Registrant registered an additional 2,500,000 shares issuable under the Stock Purchase and Matching Plan. By a Registration Statement on Form S-8 filed with the SEC on July 27, 2020 (File No. 333-240106) (the “Stock Purchase and Matching Plan 2020 Registration Statement”), the Registrant registered an additional 1,200,000 shares of Common Stock issuable under the Stock Purchase and Matching Plan. By a Registration Statement on Form S-8 filed with the SEC on July 27, 2021 (File No. 333-258197) (the “Stock Purchase and Matching Plan 2021 Registration Statement”), the Registrant registered an additional 800,000 shares of Common Stock issuable under the Stock Purchase and Matching Plan. By a Registration Statement on Form S-8 filed with the SEC on July 26, 2022 (File No. 333-266335) (the “Stock Purchase and Matching Plan 2022 Registration Statement”), the Registrant registered an additional 800,000 shares of Common Stock issuable under the Stock Purchase and Matching Plan. By a Registration Statement on Form S-8 filed with the SEC on July 24, 2023 (File No. 333-273397) (collectively with the Stock Purchase and Matching Plan Original Registration Statement, the Stock Purchase and Matching Plan 2018 Registration Statement, the Stock Purchase and Matching Plan 2020 Registration Statement, the Stock Purchase and Matching Plan 2021 Registration Statement and the Stock Purchase and Matching Plan 2022 Registration Statement, the “Stock Purchase and Matching Plan Prior Registration Statements”), the Registrant registered an additional 1,200,000 shares of Common Stock issuable under the Stock Purchase and Matching Plan.
Pursuant to Instruction E of Form S-8, the contents of the 2019 Plan Prior Registration Statements and the Stock Purchase and Matching Plan Prior Registration Statements are incorporated by reference in this registration statement on Form S-8.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the SEC:

(1)
Our Annual Report on Form 10-K (File No. 001-34674) for the fiscal year ended December 31, 2024, filed with the SEC on February 21, 2025, including the information specifically incorporated by reference therein from our definitive proxy statement on Schedule 14A filed with the SEC on March 27, 2025;

(2)	Our Quarterly Reports on Form 10-Q (File No. 001-34674), filed with the SEC on April 22, 2025 and July 22, 2025;
(3)	Our Current Reports on Form 8-K (File No. 001-34674) filed with the SEC on March 27, 2025, April 21, 2025, May 9, 2025 and May 13, 2025, each only to the extent filed and not furnished; and
(4)
The description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-34674), filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 23, 2010, including any amendments or reports filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents, except as to any portion of any future statement, report or document that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to us or to our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director derived an improper personal benefit.
Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
We also maintain directors’ and officers’ liability insurance.

Item 7.	Exemption From Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit	Description

4.1
Amended and Restated Certificate of Incorporation of Calix, Inc. (incorporated by reference from Exhibit 3.3 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on March 23, 2010 (File No. 333-163252)).

4.2
Amended and Restated Bylaws of Calix, Inc. (incorporated by reference from Exhibit 3.5 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on March 23, 2010 (File No. 333-163252)).

4.3
Form of Calix, Inc.'s Common Stock Certificate (incorporated by reference from Exhibit 4.1 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on March 23, 2010 (File No. 333-163252)).

4.4
Calix, Inc. Fourth Amended and Restated 2019 Equity Incentive Award Plan (incorporated by reference from Appendix A to the Registrant’s definitive proxy statement on Schedule 14A, filed with the SEC on March 27, 2025 (File No. 001-34674)).

4.5
Calix, Inc. Stock Purchase and Matching Plan (incorporated by reference from Appendix B from the Registrant’s definitive proxy statement on Schedule 14A, filed with the SEC on March 27, 2025 (File No. 001-34674)).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm (KPMG LLP).

24.1	Power of Attorney (included in the signature page to this Form S-8).

107.1	Filing Fee Table.

Item 9.	Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 22nd day of July, 2025.

CALIX, INC.

By:	/s/ Cory Sindelar
Cory Sindelar
Chief Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Michael Weening and Cory Sindelar, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Carl Russo	Chairman of the Board	July 22, 2025
Carl Russo

/s/ Michael Weening	President and Chief Executive Officer, Director (Principal Executive Officer)	July 22, 2025
Michael Weening

/s/ Cory Sindelar	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 22, 2025
Cory Sindelar

/s/ Kevin Peters	Lead Independent Director	July 22, 2025
Kevin Peters

/s/ Michael Berry	Director	July 22, 2025
Michael Berry

/s/ Christopher Bowick	Director	July 22, 2025
Christopher Bowick

/s/ Kathy Crusco	Director	July 22, 2025
Kathy Crusco

/s/ Kira Makagon	Director	July 22, 2025
Kira Makagon

/s/ Rajatish Mukherjee	Director	July 22, 2025
Rajatish Mukherjee

/s/ Wade Oosterman	Director	July 22, 2025
Wade Oosterman